EXHIBT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2009

BOISE, Idaho, June 25, 2009 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for the company’s third quarter of fiscal 2009, which ended June 4, 2009. For the third quarter of fiscal 2009, the company posted a net loss of $290 million, or $0.36 per diluted share, on net sales of $1.1 billion. The company ended the quarter with cash and investments of $1.3 billion.

Revenue from sales of DRAM products increased 14 percent in the third quarter compared to the second quarter principally due to an increase in sales volumes for DRAM products. Revenue from sales of NAND Flash products was flat in the third quarter compared to the second quarter. Significant cost reductions in NAND Flash production contributed to comparably lower average selling prices to Intel Corporation, the company’s IM Flash joint venture partner. However, the effects of these lower average selling prices to Intel were offset by an overall 20 percent increase in NAND Flash sales volume and a significant increase in average selling prices to all other trade customers.

Memory production in the third quarter was significantly higher compared to the preceding quarter. Increases in bit production resulted from the company’s continued transition to higher density 34 nanometer (nm) NAND Flash products and 50nm DRAM products.

The company’s gross margin on sales of memory products improved from negative 30 percent in the second quarter of fiscal 2009 to positive 11 percent in the third quarter, resulting from significant decreases in per gigabit manufacturing costs and the benefit in the third quarter from sales of products previously written down. As a result of these decreases in per gigabit manufacturing costs and increases in average selling prices, there was no lower of cost or market write-down of memory inventories during the third quarter. Cost of goods sold in the third quarter includes approximately $30 million of charges for unused production capacity at the company’s Inotera and IM Flash joint ventures and an estimated benefit of $242 million from sales in the third quarter of products written down in previous periods.

Sales of CMOS image sensors in the third quarter increased 53 percent compared to the preceding quarter as a result of a significant increase in unit sales. The company’s gross margin on sales of CMOS image sensors was two percent in the third quarter and continues to be negatively impacted by underutilization of dedicated 200mm manufacturing capacity. In the third quarter, the company announced the signing of an agreement to sell a majority interest in its Aptina imaging solutions business, which is expected to be completed in the fourth quarter. In connection with the sale, the company recorded a $53 million charge, the estimated loss on the transaction, to write down the value of Aptina assets now classified as held for sale.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the company’s web site until June 25, 2010. A taped audio replay of the conference call will also be available at (706) 645-9291(conference number: 14636400) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on July 2, 2009.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, NAND Flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

This press release contains forward-looking statements regarding the timing of the sale of a majority interest in the Company’s Aptina imaging solutions business and estimated loss. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Risk Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this report to conform to actual results.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	Jun. 4,	Mar. 5,	May 29,	Jun. 4,	May 29,
	2009	2009	2008	2009	2008

Net sales	$1,106	$993	$1,498	$3,501	$4,392
Cost of goods sold (1)	999	1,260	1,450	4,110	4,382
Gross margin	107	(267)	48	(609)	10
Selling, general and administrative	80	90	116	272	348
Research and development	162	168	170	508	513
Restructure (2)	19	105	8	58	29
Goodwill impairment (3)	--	58	--	58	463
Other operating (income) expense (4)	92	20	(21)	121	(86)
Operating loss	(246)	(708)	(225)	(1,626)	(1,257)
Interest income (expense), net	(31)	(31)	(6)	(82)	6
Other non-operating income (expense)	(3)	(3)	--	(15)	(7)
Income tax (provision) benefit (5)	2	(4)	(13)	(15)	(16)
Equity in net losses of equity method investees (6)	(45)	(56)	--	(106)	--
Noncontrolling interests in net (income) loss	33	51	8	97	(1)
Net loss	$(290)	$(751)	$(236)	$(1,747)	$(1,275)

Loss per share:
Basic	$(0.36)	$(0.97)	$(0.30)	$(2.22)	$(1.65)
Diluted	(0.36)	(0.97)	(0.30)	(2.22)	(1.65)

Number of shares used in per share calculations:
Basic	813.3	773.9	772.8	786.5	772.4
Diluted	813.3	773.9	772.8	786.5	772.4

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	Jun. 4,	Mar. 5,	May 29,	Jun. 4,	May 29,
	2009	2009	2008	2009	2008

Period-end inventory write-down	$--	$234	$--	$603	$77
Estimated effect of previous inventory write-downs	(242)	(277)	(21)	(676)	(85)
Restructure	19	105	8	58	29
Goodwill impairment	--	58	--	58	463
Write-down of Aptina imaging assets	53	--	--	53	--
	$(170)	$120	$(13)	$96	$484

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Jun. 4,	Mar. 5,	Aug. 28,
	2009	2009	2008
Cash and short-term investments	$1,306	$932	$1,362
Receivables	750	654	1,032
Inventories (1)	999	859	1,291
Total current assets	3,128	2,523	3,779
Property, plant and equipment, net	7,536	7,910	8,811
Total assets	11,664	11,526	13,430

Accounts payable and accrued expenses	1,037	950	1,111
Current portion of long-term debt	372	353	275
Total current liabilities	1,825	1,637	1,598
Long-term debt (7)	2,752	2,542	2,451
Noncontrolling interests in subsidiaries	2,130	2,344	2,865
Total shareholders’ equity (8)	4,697	4,742	6,178

	Nine Months Ended
	Jun. 4,	May 29,
	2009	2008
Net cash provided by operating activities	$849	$775
Net cash used for investing activities	(681)	(1,289)
Net cash used for financing activities	(105)	(204)

Depreciation and amortization	1,648	1,528
Expenditures for property, plant and equipment	(439)	(1,809)
Cash (paid to) received from noncontrolling interests	(568)	203
Payments on equipment purchase contracts	(127)	(348)

Noncash equipment acquisitions on contracts payable and capital leases	305	404

The company’s third quarters of fiscal 2009 and fiscal 2008 and second quarter of fiscal 2009 included 13 weeks. The company’s first nine months of fiscal 2009 and fiscal 2008 included 40 weeks and 39 weeks, respectively.

(1)
The company’s results of operations for the second quarter of fiscal 2009, the first nine months of fiscal 2009 and the first nine months of fiscal 2008 include charges of $234 million, $603 million and $77 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.

(2)
In the second quarter of fiscal 2009, in response to a sustained severe downturn in the semiconductor memory industry and global economic conditions, the company announced that it would phase out all remaining 200mm wafer manufacturing operations at its Boise, Idaho, facility. In the first quarter of fiscal 2009, the company announced a restructuring of its memory operations. As part of the restructure announced in the first quarter, IM Flash Technologies (“IMFT”), a joint venture between the company and Intel Corporation, terminated its agreement with the company to supply NAND Flash memory from the company’s Boise facility, reducing IMFT’s NAND Flash production by approximately 35,000

200mm wafers per month. As a result of these actions, the company recorded a restructure charge of $19 million and $105 million in the third quarter and second quarter of fiscal 2009, respectively, and a net $66 million credit to restructure in the first quarter of fiscal 2009.

(3)
In the second quarter of fiscal 2009, in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets,” the company performed a test to determine whether its goodwill associated with its Imaging segment was impaired. Based on the results of the test, the company wrote off the $58 million of goodwill associated with its Imaging segment as of March 5, 2009. Additionally, in the second quarter of fiscal 2008, the company wrote off the $463 million of goodwill associated with its Memory segment as of February 28, 2008.

(4)
Other operating (income) expense for the third quarter and first nine months of fiscal 2009 includes losses of $12 million and $55 million, respectively, on disposals of semiconductor equipment and losses of $28 million and $25 million, respectively, from changes in currency exchange rates. Other operating (income) expense for the third quarter of fiscal 2009 includes a loss of $53 million to write down the carrying value of certain long-lived assets in connection with the company’s planned sale of a majority interest in its Aptina imaging solutions business. Other operating (income) expense for the third quarter and first nine months of 2008 included gains of $13 million and $70 million, respectively, on disposals of semiconductor equipment. Other operating (income) expense for the first nine months of 2008 included a gain of $38 million for receipts from the U.S. government in connection with anti-dumping tariffs and losses of $33 million from changes in currency exchange rates.

(5)
Income taxes for fiscal 2009 and 2008 primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Tax attributable to U.S. operations in fiscal 2009 and 2008 were substantially offset by changes in the valuation allowance.

(6)
In the first quarter of fiscal 2009, the company acquired from Qimonda AG approximately 35.5% of the outstanding common stock of Inotera Memories, Inc. (“Inotera”) in a series of transactions for $398 million. The company’s results of operations for the third quarter and second quarter of fiscal 2009 include charges of $43 million and $56 million, respectively, for its share of the equity in net losses of Inotera. The carrying value of the company’s investment in Inotera as of June 4, 2009 was $261 million.

In connection with the acquisition, the company entered into a loan agreement with Nan Ya Plastics Corporation (“NPC”), pursuant to which NPC made a loan to the company in the principal amount of $200 million, the proceeds of which were used to pay for a portion of the purchase price of the shares in Inotera. In addition, the company entered into a loan agreement with Inotera, pursuant to which Inotera made a loan to the company in the principal amount of $85 million. The loan from Inotera was repaid in the third quarter of fiscal 2009. The loans were recorded at their fair values and reflect an aggregate discount of $31 million from their face amounts. The aggregate discount was reflected as a reduction in the basis of the company’s investment in Inotera.

(7)
In the third and second quarters of fiscal 2009, the company received $104 million and $97 million, respectively, in proceeds from term loans from the Singapore Economic Development Board (“EDB”).  The proceeds of the loans were used to make additional contributions into the company’s TECH Semiconductor joint venture subsidiary. The loan agreement requires that TECH use the proceeds from the company’s equity contributions to purchase production assets and meet certain production milestones related to the implementation of advanced process manufacturing. The loan contains a covenant that limits the amount of indebtedness TECH can incur without approval from the EDB. The loan is collateralized by the Company’s shares in TECH up to a maximum of 66% of TECH’s outstanding shares.

In the third quarter of fiscal 2009, the company issued $230 million of 4.25% Convertible Senior Notes due October 15, 2013 (the “Senior Notes”). The initial conversion rate for the Senior Notes is 196.7052 shares of common stock per $1,000 principal amount of Senior Notes. This is equivalent to an initial conversion price of approximately $5.08 per share of common stock. Holders of the Senior Notes may convert the Senior Notes at any time prior to maturity, unless previously redeemed or repurchased. The company may redeem all or part of the Senior Notes at any time after April 19, 2012 if the last reported sale price of common stock has been at least 135% of the conversion price for a specified period of time.

Concurrent with the offering of the Senior Notes, the company entered into capped call transactions (the “Capped Calls”) that have an initial strike price of approximately $5.08 per share, subject to certain adjustments, which matches the initial conversion price of the Senior Notes. The Capped Calls have a cap price of $6.64 per share and cover, subject to anti-dilution adjustments similar to those contained in the Senior Notes, an approximate combined total of 45.2 million shares of common stock. The Capped Calls are intended to reduce the potential dilution upon conversion of the Senior Notes. If, however, the market value per share of the common stock, as measured under the terms of the Capped Calls, exceeds the applicable cap price of the Capped Calls, there would be dilution to the extent that the then market value per share of the common stock exceeds the cap price. The company paid approximately $25 million from the net proceeds from the issuance and sale of the Senior Notes to purchase the Capped Calls. The Capped Calls expire in October and November 2012.

(8)	In the third quarter of fiscal 2009, the company completed the sale of 69.3 million shares of common stock at $4.15 per share in a registered public offering.